Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symetra Life Insurance Company:
We consent to the use of our reports: (1) dated April 23, 2021, with respect to the financial statements of the sub-accounts which comprise Symetra Separate Account C as of and for the year ended December 31, 2020 and (2) dated March 25, 2021 with respect to the statutory-basis financial statements of Symetra Life Insurance Company, as of and for the year ended December 31, 2020, in Post-Effective Amendment No. 41 to the Registration Statement (Form N-4, Nos. 33-69712/811-08052) of Symetra Separate Account C and related prospectus of the Spinnaker Variable Annuity filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in the prospectus.
Our reporting related to the Company’s statutory-basis financial statements, dated March 25, 2021, states that the Company prepared its financial statements using statutory accounting practices prescribed or permitted by the Insurance Division, Department of Commerce of the State of Iowa (statutory accounting practices), which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not indented to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those financial statements are presented fairly, in all material respects, in accordance with the statutory accounting practices.
/s/ KPMG LLP
Seattle, Washington
April 23, 2021